Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Brain Scientific Inc.

As independent registered public accountants, we hereby consent to the use of our report dated March 30, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to the consolidated financial statements of Brain Scientific Inc., in its registration statement on Form S-1/A (Amendment No.2) relating to the registration of 4,931,461 shares of common stock. We also consent to the reference of our firm under the caption “Experts” in the registration statement.

//Sadler, Gibb & Associates, LLC

Salt Lake City, UT

July 10, 2020